EXHIBIT 99.1

August 6, 2024

TO:	All Stockholders
(Addressed Individually)

SUBJECT:	Report from the President

Executing on Our Mission, Supporting Our Communities

On July 25, we announced our Operating Highlights for the second quarter. Four days later, on July 29, we announced the 2024 Round of our Small Business Recovery Grant Program with $5 million in grant funding available to support local small businesses and non-profits across our region.

As we shared in that SBRG Program announcement, through the first seven months of 2024, the FHLBNY has made $130 million available in affordable housing and community development support through a number of our products and programs, including a record $70.8 million in Affordable Housing Program grants that we will announce later this year.

Our record earnings last year support our ability to provide record levels of grant funding this year. This is because of the 10 percent of income we set aside each year to fund our Affordable Housing Program and Homebuyer Dream Program® (“HDP®”), but also because of our choice to voluntarily contribute an additional five percent of our income to a wide range of efforts. These include our longstanding Small Business Recovery Grant Program, the 0% Development Advance Program, and our new HDP Plus Program, all of which provide support to local businesses, infrastructure development activities and homeownership – the very underpinnings of strong communities everywhere.

This is how the Federal Home Loan Banks are designed to work: when we deliver on our foundational mission, as established by Congress, to serve as a stable and dependable source of liquidity for our members, there is a tremendous ripple effect across the country. Our broadest impact is made through that delivery of liquidity, which supports our members’ lending activities and furthers the extension of credit to consumers, households and communities. But the delivery of that liquidity provides for our ability to make more targeted contributions in those communities through our housing and community development programs. As stated above, so far in 2024 we have made a record $130 million available through such efforts – an amount bolstered by our decision to increase such contributions from the statutory 10 percent of earnings to 15 percent, and our record earnings from 2023, driven by our actions around the Spring 2023 market challenges in which members looked to the FHLBNY – and to Federal Home Loan Banks across the country – for reliable funding amid an extremely volatile operating environment.

Indeed, as Ryan Donovan, president and CEO of the Council of Federal Home Loan Banks, stated in a July 30 editorial in American Banker, the Home Loan Banks are fulfilling the mission Congress gave us. It is a mission that strengthens every community across the country. From housing and job growth to broader financial stability, when the Federal Home Loan Banks execute on our mission, we all benefit.

FHLBNY Welcomes Three New Directors

Our Board of Directors is key to ensuring we remain focused on our mission. In July, we welcomed three new Member Directors to our cooperative: José Rafael Fernández, chairman, president and CEO of Oriental Bank, Steven M. Klein, chairman, president and CEO of Northfield Bank, and William J. Turner, Jr., senior vice president of Metropolitan Life Insurance Company. Each fills the remaining term of a Member Director seat left vacant by retirements in the past year. Our team is looking forward to the insights and guidance they will provide in their new roles as we all continue to work together to drive our cooperative forward.

Sincerely,

José R. González

President and Chief Executive Officer

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

This report may contain forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, the Risk Factors set forth in our Annual Reports on Form 10-K and our Quarterly Reports on Form 10-Q filed with the SEC, as well as regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to revise or update publicly any forward-looking statements for any reason.